EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, $0.0001 par value per share, of OmniAb, Inc. dated June 6, 2025 and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: June 6, 2025
WHITEFORT CAPITAL MANAGEMENT, LP

By:	/s/ David Salanic
David Salanic, Co-Managing Partner

By:	/s/ Joseph Kaplan
Joseph Kaplan, Co-Managing Partner

/s/ David Salanic
DAVID SALANIC

/s/ Joseph Kaplan
JOSEPH KAPLAN